Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File No. 333-269100 and 333-274684) on Form S-3 and in Registration Statements (File No. 333-262336, 333-272625, 333-277163, and 333-280929) on Form S-8 of our report dated March 24, 2025, relating to the consolidated financial statements of Immix Biopharma, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Immix Biopharma, Inc. for the year ended December 31, 2024.

/s/ Crowe LLP

Los Angeles, California

March 24, 2025